Exhibit 31.1

Rule 13a-14(a)/15d-14(a) Certifications

I, Brian J. Berchtold, President and Chief Executive Officer, certify that:

1. I have reviewed this amendment number one to annual report on Form 10-KSB of ALCiS Health, Inc. (“registrant”) for the year ended March 31, 2007;

2. Based on my knowledge, this amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

3. Based on my knowledge, the financial statements, and other financial information included in this amendment report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

Dated: July 29, 2007	/s/ BRIAN J. BERCHTOLD
Brian J. Berchtold
Chief Executive Officer
(Principal Executive Officer)

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